FOR IMMEDIATE RELEASE

Contact:      Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

StellarOne Corporation Completes TARP Repayment

Charlottesville, VA, December 28, 2011 – StellarOne Corporation (NASDAQ: STEL) (”Company”) today announced that it has redeemed its remaining 22,500 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“CPP Preferred Stock”), it sold to the U.S. Department of the Treasury on December 19, 2008 as part of the Capital Purchase Program established by the Treasury under the Emergency Economic Stabilization Act of 2008.

 “With the redemption of the CPP Preferred Stock, we are extremely pleased to repay these funds while maintaining our strong capital position without issuing any common stock or incurring holding company debt,” said O.R. Barham, Jr., President and Chief Executive Officer of StellarOne Corporation. “Redemption of the CPP Preferred Stock is very good news for our shareholders, since the Company will no longer pay the 5% preferred stock dividend. It is also good news for our employees, whereas the repayment relieves the Company of some additional regulatory burdens.”

The CPP Preferred Stock that the Company repurchased for $22,500,000 had a current carrying value of $21.9 million (net of $628 thousand unaccreted discount) on the Company’s consolidated balance sheet. As a result of the repurchase, the Company will accelerate the accretion of the $628 thousand discount, recognize unpaid dividends of $134 thousand and record a total reduction in shareholders’ equity of $22.6 million. This adjustment is expected to reduce fourth quarter earnings available to common shareholders by approximately $0.03 cents per share.

StellarOne Corporation, through its subsidiary bank, StellarOne Bank, is a traditional community bank, offering a full range of business and consumer banking services with 54 full service financial centers and 66 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia. For more information, please visit www.StellarOne.com.